UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2021

GEE GROUP INC.
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7751 Belfort Parkway, Suite 150, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 954-0400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	JOB	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed on a Current Report on Form 8-K dated April 14, 2021, filed on April 19, 2021, GEE Group Inc. (the “Company”) consummated an underwritten public offering (the “Offering”) of 83,333,333 shares of the Company’s common stock, no par value, at a public offering price of $0.60 per share. Pursuant to an underwriting agreement, dated April 14, 2021, by and between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the underwriters (the “Representative”) identified therein, the Company also granted the Representative a 45-day option to purchase up to 12,499,999 additional shares (the "Option Shares") of the Company’s common stock on the same terms and conditions for the purpose of covering any over-allotments, if any, in connection with the Offering.

Subsequently, on April 26, 2021, the Representative exercised its over-allotment option in full, and the closing of the issuance and sale of the additional 12,499,999 Option Shares occurred on April 28, 2021. The issuance by the Company of the Option Shares at a price of $0.60 per share resulted in gross proceeds of approximately $7.5 million, before deducting the underwriting discount and commissions and offering expenses.

The Option Shares were offered by the Company pursuant to a registration statement on Form S-1, as amended (File No. 333-254235), which became effective on April 14, 2021.

On April 28, 2021, the Company issued a press release announcing the full exercise and closing of the over-allotment option in connection with the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 28, 2021

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GEE GROUP INC.

Date: April 28, 2021	By:	/s/ Kim Thorpe
Kim Thorpe
Chief Financial Officer

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